Exhibit 5

[Letterhead of Venable LLP]

September 30, 2004

CRIIMI MAE Inc.

11200 Rockville Pike

Rockville, MD  20852

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for CRIIMI MAE Inc. (the “Corporation”) in connection with a registration statement on Form S-8 of the Corporation to be filed with the Securities and Exchange Commission (the “Registration Statement”), pertaining to the registration of 60,000 shares of common stock (par value $.01 per share) of the Corporation (the “Shares”) for issuance and sale pursuant to the CRIIMI MAE Inc. Deferred Compensation Plan (the “Plan”).

As counsel for the Corporation, we are familiar with its Charter and Bylaws.  We have examined the Registration Statement substantially in the form in which it is to become effective and the Plan.  We have examined and relied upon information posted on the website of the Maryland State Department of Assessments and Taxation to the effect that the Corporation is legally active and present in the State of Maryland.

We have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein.  With respect to the documents we have reviewed, we have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation.

Based upon the foregoing, we are of the opinion that when sold, issued and paid for as contemplated in the resolutions adopted by the Corporation’s Board of Directors pursuant to a duly executed unanimous consent dated September 29, 2004 relating to the Shares and the issuance thereof in connection with the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock.  It does not extend to the securities or “blue sky” laws of Maryland, to federal securities laws or to other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.  This opinion is intended solely for your use in connection with the transactions described above.  No other person may rely on this opinion for any other purpose without our prior written consent.

Very truly yours,

/s/ Venable LLP